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                                                                   Exhibit 10(g)







                           ASSET PURCHASE AGREEMENT

                        TRIPLE-A SECURITY SYSTEMS, INC.

                                      TO

                          UNITED SECURITY SYSTEMS, INC.



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                               TABLE OF CONTENTS

1.    Sale and Purchase of Assets....................................  1
      1.1         Purchase of Assets.................................  1
      1.2         Excluded Assets....................................  2
      1.3         Included Liabilities...............................  3
      1.4         Excluded Liabilities...............................  3

2.    Purchase Price.................................................  4
      2.1         Amount.............................................  4
      2.2         Allocation.........................................  5

3.    Payment of the Purchase Price..................................  5
      3.1         At Closing.........................................  5
      3.2         Adjustment of Cash Portion of the Purchase Price...  6
      3.3         Adjustments to Response Share Portion of the
                  Purchase Price.....................................  7
      3.4         Due Diligence......................................  7

4.    Representations, Warranties and Covenants of Seller and
      Shareholder....................................................  8
      4.1         Organization.......................................  8
      4.3         Financial Statements...............................  9
      4.4         No Material Adverse Change.........................  9
      4.5         Tax Matters........................................  9
      4.6         Compliance with Laws; Etc.......................... 10
      4.7         Permits and Approvals.............................. 10
      4.8         Judgments and Litigation........................... 10
      4.9         Employee Relations................................. 10
      4.10        COBRA.............................................. 11
      4.11        ADA................................................ 11
      4.12        Title, Liens, Name. ............................... 11
      4.14        Seller Contracts................................... 12
      4.15        Warranty of Merchantability........................ 12
      4.16        Agreement Not in Breach of Other Instruments
                  Affecting Seller or Shareholder;
                  Governmental Consent............................... 12
      4.17        Information Not Misleading......................... 12
      4.18        Customer Contracts................................. 13
      4.19        Insurance; Customer Claims......................... 14
      4.20        Patents, Trademarks, Copyrights, Corporate Names... 15
      4.21        Interest in Competitors, Suppliers and Customers... 15
      4.22        Buyer's Title...................................... 15
      4.23        ERISA.............................................. 16
      4.24        Restrictive Covenant of Confidentiality............ 16
      4.26        Exclusive Dealing.................................. 16
      4.27        Announcement Letter................................ 16
      4.28        Environmental Representations...................... 16
      4.29        Payables........................................... 17
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5.    Representations, Warranties and Covenants of Buyer............. 17
      5.1         Organization....................................... 18
      5.2         Conflict as to Buyer............................... 18
      5.3         Consents and Approvals of Governmental Authorities. 18
      5.4         Intentionally Blank................................ 18
      5.5         Litigation......................................... 18
      5.6         Disclosure......................................... 18
      5.7         Intentionally Blank................................ 19
      5.8         No Actions to Make Representations and
                  Warranties Untrue ................................. 19
      5.9         Additional Insured................................. 19
      5.10        Access to Records.................................. 19
      5.11        Confidentiality.................................... 19
      5.12        Delivering of Announcement Letter.................. 20
      5.13        Delivery of Response Shares........................ 20

6.    Conduct of Business Prior to Closing........................... 20
      6.1         Conduct of Business................................ 20
      6.2         Buyer's Consent.................................... 21

7.    Indemnification................................................ 22
      7.1         Indemnification of Buyer........................... 22
      7.2         Indemnification of Seller.......................... 23
      7.3         Minimum and Maximum Amounts of Indemnity........... 23
      7.4         Time Limit on Indemnity............................ 24
      7.5         Notice............................................. 24
      7.6         Third-Party Actions................................ 25
      7.7         Waiver of Subrogation.............................. 25
      7.8         Set-Off Rights..................................... 25
      7.9         Exclusive Remedy................................... 26

8.    Absence of Liabilities......................................... 26

9.    Further Assurances After Closing............................... 26

10.   Restrictive Covenant........................................... 26
      10.1        Covenant Not to Compete............................ 26
      10.2        Equitable Remedies................................. 27
      10.3        Enforceability of Covenants........................ 27

11.   Joinder of Response............................................ 28

12.   Indemnity Against Brokerage Commissions........................ 28

13.   Intentionally Blank............................................ 28

14.   Transfer Taxes. ............................................... 28

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15.   Fees and Expenses.............................................. 28

17.   Breach......................................................... 28

18.   Break-Up Fee................................................... 28

19.   Closing........................................................ 29
      19.1        Date and Place..................................... 29
      19.2        Delivery by Seller to Buyer At Closing............. 29
      19.3        Delivery by Buyer to Seller at Closing............. 31

20.   Destruction of Assets.......................................... 32

21.   Continuation and Survival of Representations and Warranties.... 32

22.   Conditions Precedent to Buyer's Obligation to Close............ 32
      22.1        Accuracy of Representations........................ 32
      22.2        Performance of Obligations......................... 32
      22.3        No Litigation...................................... 32
      22.4        Delivery of Documents.............................. 33
      22.5        No Material Change................................. 33
      22.6        Approval of Counsel................................ 33
      22.7        Satisfactory Review................................ 33
      22.8        Closing of the Jupiter Agreement................... 33
      22.9        Delivery of Customer Contracts..................... 33
      22.10       Intentionally Blank................................ 33
      22.11       Delivery of Financial Statements and Tax Returns... 33
      22.12       Delivery of Certificate of Insurance............... 33
      22.13       Liabilities........................................ 33
      22.14       Delivery of Non-Solicitation, Non-Competition
                  and/or Non-Disclosure Agreements of Employees...... 33
      22.15       Approval of Accountants............................ 34
      22.16       Escrow Agreement.  ................................ 34

23.   Conditions Precedent to Seller's Obligation to Close........... 34
      23.1        Accuracy of Representations........................ 34
      23.2        Performance of Obligations......................... 34
      23.3        No Litigation...................................... 34
      23.4        Delivery of Documents.............................. 34
      23.5        Approval of Counsel................................ 34
      23.6        Delivery of Certificate of Insurance............... 34

24.   Waiver; Reasonable Efforts..................................... 34
      24.1        Waiver............................................. 35
      24.2        Reasonable Efforts................................. 35

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25.   Miscellaneous.................................................. 35
      25.1        Notices............................................ 35
      25.2        Entire Agreement................................... 36
      25.3        Provisions Separable............................... 36
      25.4        Waivers, Amendments and Indulgences................ 36
      25.5        Binding Nature of Agreement; Assignment............ 36
      25.6        Variations in Pronouns............................. 36
      25.7        Exhibits........................................... 36
      25.8        Time of the Essence................................ 37
      25.9        Number of Days..................................... 37
      25.10       Execution in Counterparts.......................... 37
      25.11       Section Headings................................... 37
      25.12       Jurisdiction and Venue............................. 37
      25.13       Governing Law...................................... 37

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                           ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT, dated the ___________ day of September, 1997, by and between UNITED SECURITY SYSTEMS, INC., a New Jersey corporation ("Buyer"), RESPONSE USA, INC., a Delaware corporation ("Response"), and TRIPLE A SECURITY SYSTEMS, INC., a Pennsylvania corporation ("Seller") and ROBERT L. MAY, an individual ("Shareholder") (as it may be amended or supplemented from time to time, this "Agreement"). Buyer, Seller and Shareholder are sometimes individually called a "Party" and collectively called the "Parties".

                              B A C K G R O U N D:

            Shareholder is the sole shareholder of the Seller. Seller is engaged, inter alia, in the business of the sale, installation, service, inspection, testing and monitoring of fire, intrusion and other detection alarm security devices and systems for customers (the "Business").

            Buyer desires to acquire substantially all of the assets of Seller (the "Assets") and Seller desires to sell such Assets to Buyer, all upon the terms and subject to the conditions hereinafter set forth. Response is the parent company of the Buyer.

            Simultaneously with the execution of this Agreement, Response is entering into a Stock Purchase Agreement with Robert L. May and Vito Verni for the Stock of The Jupiter Group, Inc., T/A Triple A Security Patrol (the "Jupiter Agreement").

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and intending to be legally bound, the Parties agree as follows:

1. Sale and Purchase of Assets.

      1.1 Purchase of Assets. On the Closing Date (as that term is defined in Section 19.1), subject to and upon the terms and conditions contained herein, Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase and acquire from Seller all of Seller's right, title and interest in and to all of the Assets. The assets being conveyed hereunder (the "Assets") shall be more particularly described in Exhibit 1.1, and shall include but not be limited to: all of Seller's assets listed in the Closing Financial Statement (defined below); all assets owned by, leased or licensed to the Seller, or otherwise used by the Seller in connection with its business; all of Seller's alarm monitoring and servicing accounts (the "Alarm Accounts"), all of Seller's local service accounts (the "Local


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Accounts") and all of Seller's sub-contract monitoring accounts (the
"Sub-contract Accounts") with the customers of Seller (the "Customers") all of Seller's right, title and interest in and to all office equipment, furniture, fixtures, inventory, computer hardware and software, central station equipment and telephone system; all of Seller's right, title and interest in any monitoring equipment, alarm equipment, or other equipment necessary for the purpose of sending an alarm monitoring signal to a central monitoring station; all telephone lines owned or leased by Seller and used in connection with the Alarm Accounts (including any lines into the central station(s) used by Seller and any lines used for Seller's customer service); all computer software programs licensed to or used by Seller (including the data base connected thereto) relating to billing, customer service and/or uploading and downloading any of the Customer's alarm equipment; all Customer lists (including lists of any non-monitored accounts installed or serviced by Seller); all licenses and permits which are required for the conduct of Seller's business; all contracts and agreements between Seller and the Customers; all Customer files; all tradenames owned by Seller, including but not limited to "Triple A Security Systems"; and all of Seller's right, title, and interest in all logos used by Seller including but not limited to "AAA". Such conveyance shall be confirmed by a Bill of Sale in the form attached hereto as Exhibit 1.1. Notwithstanding anything contained in this Section 1.1 to the contrary, the Assets being conveyed pursuant to this Agreement shall be limited to those that are assignable by Seller as a matter of right or for which a consent to assignment is delivered at Closing; provided, however, that in the event that an Asset which is materially required to operate the Business as a going concern is not assignable as a matter of right and the Seller is unable to obtain a consent to assignment, the following provision(s) shall apply:

            1.1.1 Consents. To the extent that the transfer of any of the Assets to Buyer shall require the consent of any other party or parties thereto, and such consent shall not have been obtained prior to the Closing Date, the Seller and Shareholder agree that they will use commercially reasonable efforts to obtain all consents to the transactions contemplated by this Agreement of any party to any contract, agreement, arrangement or commitment to which the Seller is a party or to which the Seller is subject or by which any of its property is bound and to continue their best efforts after the Closing Date. If any such consent is not obtained, the Seller and Shareholder agree to cooperate with Buyer in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for Buyer the benefits of the Seller under any applicable contract, agreement, arrangement or commitment, including, without limitation, enforcement, for the benefit of Buyer, of any and all rights of the Buyer and against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

      1.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there is excluded from the sale and purchase contemplated by this
Section 1 the following assets of Seller (collectively, the "Excluded Assets"), including:

            1.2.1 All assets of a personal nature identified on Exhibit 1.2.1;


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            1.2.2 All amounts owed to Seller by Shareholder identified on
Exhibit 1.2.2; and

            1.2.3 All amounts included in prepaid expenses in the Closing Statement which benefit the Seller only ("Prepaid Expenses").

      1.3 Included Liabilities. At the Closing, Buyer shall assume and be responsible to pay the liabilities of the Seller described below (the "Included Liabilities"):

            1.3.1 Buyer agrees to the continuation of those operating leases listed on Schedule 1.3.1 hereto relating to the leased equipment used by the Seller for the operation of its Business. With the exception of those leases listed on Schedule 1.3.1, at or prior to Closing all outstanding liabilities of the Seller, including but not limited to, all accounts payable, notes payable, loans, federal, state and local payroll or other taxes will be fully satisfied or adequately reserved for by the Seller.

            1.3.2 Seller's obligations to provide services to the Customers after the Closing.

            1.3.3 Seller's obligations pursuant to all leases of real property, identified below:

                  1.3.3.1 A Sub-Lease between Buyer and Seller in accordance with the terms set forth on Exhibit 1.3.3.1 whereby Buyer subleases all of the real property covered by the Agreement of Lease, as Amended, between Seller and Shareholder dated October 27, 1995 covering the premises and improvements located at 23 Casey Avenue, Wilkes-Barre, PA 18702, as the same may be amended by Shareholder and Buyer.

                  1.3.3.2     Hamilton, Pennsylvania Lease.

                  1.3.3.3     Scranton, Pennsylvania Lease.

                  1.3.3.4     Stroudsburg, Pennsylvania Lease.

            1.3.4 Seller's obligations pursuant to agreements set forth in
Exhibit 1.3.4.

            1.3.5 Seller's obligations to provide (or pay for) unused accrued vacations, personal days and sick time as of the Closing Date to employees of Seller who are hired by Buyer in accordance with Exhibit 1.3.5.

      1.4 Excluded Liabilities. It is understood and agreed between Seller and Buyer that Buyer shall not assume or be responsible to pay any of the excluded liabilities (the "Excluded Liabilities"), all of which shall remain Seller's liabilities and responsibilities as


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between Seller and Buyer. Excluded Liabilities consist of the liabilities and obligations of the following type:

            1.4.1 All liabilities of the Seller (except for liabilities specifically identified in Section 1.3., above) whether known or unknown, and including but not limited to any liabilities set forth on the Financial Statements. Seller agrees to pay, or adequately reserve, out of the proceeds of the Purchase Price, all liabilities set forth in the Closing Financial Statement simultaneously with the Closing. Taxes on services payable by Seller, payments made or to be made as of the Closing Date under all Seller agreements, and similar periodic charges shall be prorated between Seller and Buyer as of the Closing Date based on the applicable period. Following the Closing, Seller shall pay for any utilities, services or equipment provided to Seller prior to the Closing but not billed until after the Closing Date.

            1.4.2 Liabilities arising out of the relationship between Seller and its employees, including, but not limited to, liabilities for payroll, payroll withholding taxes, unfunded pension liabilities, liabilities under health and welfare plans, and employment termination liabilities as of the Closing Date.

            1.4.3 Taxes payable by Seller as of the Closing Date.

            1.4.4 Tort liabilities including liabilities arising from the manufacture, operation or sale of defective products prior to the Closing.

            1.4.5 Criminal claims for conduct prior to the Closing Date.

            1.4.6 Liabilities for underpaid or underfunded insurance premiums including workers compensation and general liability insurance for periods prior to the Closing Date.

            1.4.7 Claims or liabilities arising out of actual or alleged pollution of the environment for periods prior to the Closing Date.

            1.4.8 Any liabilities or obligations for pre-Closing services.

            1.4.9 Any liabilities or obligations of Seller to any related party.

2. Purchase Price.

      2.1 Amount. In consideration of the sale, transfer, conveyance, assignment and delivery of the Assets by Seller to Buyer, and in reliance upon the representations and warranties made herein, Buyer shall pay to Seller a purchase price equal to the sum of the following: the Cash Portion of the Purchase Price described in Section 3.1.1 below plus the Response Shares described in Sections
3.1.2 and 3.1.3 below, as adjusted in accordance with the provisions of Sections
3.2 and 3.3 (the "Purchase Price") in the aggregate amount of


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____________________________________________________________________________
($_______________________________).

      2.2 Allocation. The Purchase Price shall be allocated among the Assets as set forth in Exhibit 2.2. Each of the Parties agrees to report the purchase and sale of the Assets for tax purposes in accordance with the allocation of the Purchase Price as set forth in Exhibit 2.2.

3. Payment of the Purchase Price. Subject to the conditions set forth in this Agreement, Buyer shall pay the Purchase Price as follows:

      3.1 At Closing:

            3.1.1 Buyer shall deliver to Seller an amount equal to __________________________________ ($__________________) plus or minus the
Adjustments of Cash Portion of the Purchase Price (as defined in Subsection 3.2), by certified or bank cashier's check, or wire transfer of immediately available federal funds, in Seller's sole and absolute discretion;

            3.1.2 In consideration of the Current Assets being assigned to Buyer hereunder, Buyer shall deliver to Seller an amount of shares of Common Stock in Response (NASDAQ: RUOK) (the "Current Asset Shares") equal in value to the amount of the Current Assets set forth on the Closing Financial Statement (now estimated to be
____________________________________________________________________________
($___________________________________) based on the lesser of: (i) the average closing bid price of such Response Shares on the ten (10) trading days prior to Closing, or (ii) the price of the secondary public offering of Response Stock expected to be completed immediately prior to the Closing Date (the "Agreed Value").

            3.1.3 In further consideration of the Customer Contracts being assigned to Buyer hereunder, Buyer shall deliver to Seller an amount of shares of Common Stock in Response (the "Additional Shares") equal in value to __________________________________________________ ($__________________) based on the Agreed Value. The Current Asset Shares together with the Additional Shares are collectively called the "Response Shares".

            3.1.4 The Response Shares shall be: (i) Securities and Exchange Commission ("SEC") Rule 144 Stock, (ii) subject to a "lock-up" period in accordance with the terms and conditions of the "Lock-Up Agreement" required by Hampshire Security Corporation, attached hereto as Exhibit 3.1.4, and (iii) subject to an orderly selling of the Response Shares by providing that no more than forty thousand (40,000) of the Response Shares may be sold in any thirty
(30) day period and not more than two thousand (2,000) of the Response Shares may be sold in any given trading day.


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            3.1.5 Buyer has previously furnished to Stockholder (a) the most recent 10-K Report as filed with the Securities and Exchange Commission (the "SEC"); (b) all subsequent 10-Q's as filed with the SEC; (c) any subsequent Reports on Form 8-K as filed with the SEC; (d) definitive proxy statements relating to all meetings of its stockholders (whether annual or special) since January 1, 1997; and (e) all other reports and registration statements filed by Buyer with the SEC since January 1, 1997 (all of the foregoing, the "SEC Filings"). As of their respective dates, the SEC Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of any SEC Filing, any statement or omission therein that has been corrected or otherwise disclosed or updated in a subsequent SEC Filing. Since January 1, 1997 Buyer has timely filed with the SEC all reports, documents, registration statements, definitive proxy statements and all other filings required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, documents, registration statements, definitive proxy statements and other filings complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable.

            3.1.6 Buyer agrees that in the event that any of the Response Shares are sold by Seller in open market transactions in accordance with the provisions of Section 3.1.4 above within four (4) years from the Closing Date, and the average gross sale price per share obtained by Seller is less than the Agreed Value (as evidenced by copies of appropriate brokerage account statements or any other manner reasonably acceptable to Buyer) (the "Shortfall Amount"), the Buyer shall, at its option, either:

                  (a) Pay to the Seller within thirty (30) days after notice of such sale an amount equal to the difference between the Agreed Value per share and Seller's gross sale price per share (the "Difference"); or

                  (b) Deliver to Seller within thirty (30) days after notice of such sale such additional shares of Response Common Stock (the "Additional Shares") with an aggregate market value (based on the average closing bid price of the Common Stock during the ten (10) trading days immediately preceding the date of delivery) equal to such Difference, which shares shall be registered and freely transferrable without restriction under the Securities Act, other than any restriction arising from the holders status as an "affiliate", as defined in Rule 144 under the Securities Act.

      3.2 Adjustment of Cash Portion of the Purchase Price.

            3.2.1 The cash portion of the purchase price described in Section
3.1.1 shall be reduced by an amount equal to the Deferred Revenue as set forth on the Closing Financial Statement.


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            3.2.1.1 Such other adjustments as Buyer and Seller may mutually agree.

      3.3 Adjustments to Response Share Portion of the Purchase Price.

            3.3.1 The Response Share portion of the purchase price described in
Section 3.1.2 shall be reduced by the amount equal to the total of the following:

                  3.3.1.1 The value of the Current Assets set forth in the Closing Financial Statement shall be reduced by Prepaid Expenses and by any amounts due from the Shareholder or any affiliate or related party (except for the loan due and owing from The Jupiter Group, Inc., as reflected on the Closing Financial Statement).

                  3.3.1.2 The value of the accounts receivable set forth in the Current Assets section of the Closing Financial Statement shall be reduced by an allowance for doubtful accounts in accordance with generally accepted accounting principles and based on Seller's actual average write-off experience of 5.956% for the years ending 12/31/94, 12/31/95, and 12/31/96, as confirmed by Buyer.

                  3.3.1.3 Such other adjustments as Buyer and Seller may mutually agree.

      3.4 Due Diligence.

            3.4.1 Due Diligence Review by Buyer. Commencing on the date hereof and continuing until fifty-one (51) calendar days (less ten (10) business days) from the date that Response files its Registration Statement pertaining to the financing of this transaction (the "Due Diligence Period"), Seller shall allow Buyer to conduct a complete and thorough financial, legal and operational due diligence review of the Seller. Between the Due Diligence Period and the Closing Date, Seller shall continue to provide Buyer with such information as Buyer may reasonably request to plan for an orderly operational transition after the Closing and to prepare, with Seller, the Closing Financial Statement. In order to conduct such due diligence, Seller will provide reasonable access (during normal business hours) to its facilities, books, records, contracts, Customer files and Customer premises for Buyer's representatives. Buyer agrees to conduct its due diligence review in a manner that will not unreasonably interfere with Seller's Customers or Seller's business and operations. Buyer agrees (i) the Confidentiality Agreement between Seller and Buyer dated October 18, 1996 shall survive the execution of this Agreement, and (ii) pursuant to the Confidentiality Agreement to treat as confidential and to advise its representatives to treat as confidential all information of the Seller provided to Buyer in due diligence, and Buyer hereby agrees and acknowledges that this covenant of confidentiality shall survive the execution (and termination) of this Agreement and, if this Agreement is not terminated, shall remain in full force and effect until the Closing of this transaction.


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

            3.4.2 On or before ten (10) business days prior to the Closing Date, Buyer shall deliver a written notice to Seller specifying whether Buyer has elected to terminate this Agreement and, if so, the factual basis for such termination shall be set forth with specificity and in detail (the "Notice"). In the event Buyer timely delivers the Notice to Seller, Seller shall have eight
(8) business days to substantially cure the factual basis for termination. Thereafter, in the event Buyer does not withdraw the Notice and reasonably elects to terminate this Agreement, except for those provisions, terms, conditions, etc. which specifically survive the termination of this Agreement, this Agreement, and all transactions or documents taken or delivered pursuant to the terms hereof, shall be deemed void and of no further force or effect. In the event Buyer fails to deliver the Notice on or before ten (10) business days prior to the Closing Date, or, in the event of timely delivery of the Notice, Buyer elects, in writing, to waive the Notice and proceed pursuant to this Agreement to Closing, or, in the event of timely delivery of the Notice, Seller timely substantially cures the factual basis for termination, Buyer shall be obligated to close pursuant to this Agreement except for a material breach by Seller of Section 22 hereof [Conditions Precedent to Buyer's Obligation to Close]. Notwithstanding anything contained in this Agreement to the contrary, the sole factual basis for the Buyer's termination of this Agreement without being liable for the Break-Up Fee described in Section 18 shall be limited to the delivery of a proper Notice pursuant to this Section 3.4.2 or a material breach by Seller of Section 22 hereof.

4. Representations, Warranties and Covenants of Seller and Shareholder. As a material inducement to Buyer to enter into this Agreement and to proceed through Closing ("Close") hereunder, Seller and Shareholder hereby make the following representations, warranties and covenants to Buyer as of the date of this Agreement and as of the Closing Date, all of which shall survive Closing hereunder. Unless the context clearly indicates otherwise, all exhibits shall be delivered on or before fifteen (15) business days prior to the Closing and all such representations and warranties shall be true both as of the date of this Agreement and as of the Closing Date. Any and all reference to Seller's or Shareholder's "knowledge" including, without limitation, any and all references to "the best of__________'s knowledge" shall mean, for both, the actual (not legal or constructive) knowledge of Robert L. May only, without any duty to investigate (knowledge does not include "should have known").

      4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and all issued and outstanding shares of stock of Seller are owned by Shareholder. Seller has the full power and authority to own, lease and operate its assets, properties and business. Seller's Charter is valid and in full force. Seller and Shareholder have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly and validly executed and delivered by the Shareholder and by an authorized officer on behalf of Seller and constitutes a valid and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder in accordance with its terms.


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

      4.2 Conflict as to Seller. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or the performance of the obligations of Seller hereunder will (a) violate any provision of the Certificate of Incorporation or Bylaws of Seller; (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Seller or the Shareholder is a party; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Seller or Shareholder.

      4.3 Financial Statements. The audited financial statements and notes thereto of Seller (including the balance sheets and related statements of income, retained earnings and changes in financial position) as, at and for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996, together with copies of all original accounting work papers for such fiscal years which are available from Terry H. Jones, C.P.A., have been or will be made available to Buyer (the "Audited Financial Statements"). In addition to the Audited Financial Statements, Seller shall make available to Buyer unaudited financial statements for the interim periods ending June 30, 1995, June 30, 1996, and June 30, 1997 (the "Unaudited Financial Statements"). In addition to the Audited Financial Statements and the Unaudited Financial Statements, an interim financial statement for fiscal 1997 through the month ending immediately prior to the Closing Date (the "Closing Financial Statement) shall be jointly prepared by Buyer and Seller prior to the Closing Date. The Audited Financial Statements together with the Closing Financial Statement (but not including the Unaudited Financial Statements) are collectively referred to as the "Financial Statements". The Financial Statements were prepared in conformity with generally accepted accounting principles, and fairly, in all material respects, present the financial position of Seller as and at the respective dates of such balance sheets and the results of operations of Seller for the applicable periods. Except as set forth in Exhibit 4.3, the Financial Statements make adequate provision for all material obligations and liabilities (whether fixed, contingent, absolute, accrued or otherwise) of Seller as of the dates indicated.

      4.4 No Material Adverse Change. To the best of Seller's and Shareholder's knowledge, since the date of the latest Audited Financial Statements, there has been no material adverse change in the Business, the prospects, conditions, affairs, operations or financial condition of Seller. Neither Seller nor Shareholder have any knowledge of any such change or event which is impending.

      4.5 Tax Matters. Seller has duly and timely filed with the appropriate governmental agencies (Federal, state and local) all tax returns required to be filed by Seller. Seller shall deliver to Buyer a copy of Seller's Federal income tax return for the years ending December 31, 1994, 1995 and 1996 and for 1997 (with a copy of all accountants' work papers which are reasonably available) promptly after filing of the return(s). All Federal, state, local, profits, income, unemployment, social security, sales, use, property, excise or other taxes, assessments, interest, penalties and deficiencies whatsoever (collectively the "Taxes") due, owing and payable, or which may be due, owing and payable, fixed, contingent, or otherwise, have been fully paid or duly provided for in the Financial Statements. Seller is not a party to any action or proceeding or investigation or audit by any governmental authority for review, assessment or collection of any Taxes and no claims for assessment or collection of any Taxes have been asserted or, to the best of Seller's or Shareholder's knowledge, threatened against Seller. No claim for Taxes due is being contested by Seller.

      4.6 Compliance with Laws; Etc. To the best of Seller's and Shareholder's knowledge, except as set forth on Exhibit 4.6, Seller is in substantial compliance in all material respects with all applicable Federal, state and local statutes and ordinances (collectively, the "Laws") relating to the Business.

      4.7 Permits and Approvals. To the best of Seller's and Shareholder's knowledge, except as set forth on Exhibit 4.7, Seller has all material licenses and permits of any governmental body (collectively the "Permits") material to the conduct of the Business, all of which Permits are listed on Exhibit 4.7.

      4.8 Judgments and Litigation. Except as set forth on Exhibit 4.8, there is no outstanding order, writ, injunction, fine, citation, penalty, decree or unsatisfied judgment of any court, governmental body or arbitrator, or any litigation existing or, to the best of Seller's and Shareholder's knowledge, pending against Seller affecting, in any material way, the Business. Neither Seller nor Shareholder is contemplating the institution of any claim, suit, action, arbitration, administrative or other proceeding which could result in a material valid claim, suit, action, arbitration, administrative or other proceeding against Seller or Shareholder, nor to their knowledge does there exist any basis for any thereof. To the best of Seller's and Shareholder's knowledge, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof shall not at Closing or thereafter result in the material breach or violation of any of the terms and provisions of, or constitute (with or without the giving of notice or lack of time, or both) a material default under, or conflict with, any agreement, indenture, mortgage, lien, lease, note, consent, license, franchise or other instrument to which Seller is subject or by which it is bound, or any judgment, decree, order or award of any court, governmental body or arbitrator. Except for customer claims or to the extent set forth in Exhibit 4.8, Seller has not for the last five (5) years been a party to, or the subject of, any action, suit, litigation, claim, administrative proceeding or governmental or quasi-governmental investigation relating to its operations, assets, properties or Business or prospects, or to this Agreement or the consummation of the transactions contemplated, or material to such transactions.

      4.9 Employee Relations.

            4.9.1 Seller is not a party to any collective bargaining agreement with any union and, to the best of Seller's and Shareholder's knowledge, any pending or threatened labor dispute. Seller has paid or shall pay (or adequately reserve out of the proceeds of the Purchase Price) before the Closing Date all employees all amounts due to them for salaries, commissions and reimbursable expenses, (excluding unused and accrued vacations, personal leave and sick pay) for all time up to and including the Closing Date. Except as set forth on Exhibit 4.9.1, Seller does not have any employee whose employment is not terminable at will. Any employee who has given notice to Seller or indicated to Seller an intention to terminate employment with Seller is set forth on Exhibit 4.9.1. Seller shall terminate all of its employees as of the completion of Closing, and permit Buyer to make an offer of employment to any employees of Seller that Buyer chooses.

            4.9.2 There are no unfair employment or labor practice charges presently pending affecting the Seller or its businesses or operations. Except as set forth on Exhibit 4.9.2, to the best of Seller's and Shareholder's knowledge, Seller does not have any employment-related litigation or administrative proceedings presently pending, filed by or on behalf of any employee or involving any employee.

            4.9.3 Except as set forth on Exhibit 4.9.3, as of the date hereof, to the best of Seller's and Shareholder's knowledge, there are no claims, pending or threatened, by any governmental authority, labor organization or employee of Seller alleging that Seller has violated any applicable laws respecting employment practices. To the Seller's knowledge, it is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes.

      4.10 COBRA. To the best of Seller's and Shareholder's knowledge, Seller has complied in all material respects with Section 4980B(f) of the Internal Revenue Code of 1986, as amended ("COBRA").

      4.11 ADA. To the best of Seller's and Shareholder's knowledge and to the extent it is applicable, if at all, Seller has complied in all material respects with the Americans With Disabilities Act of 1990, as amended.

      4.12 Title, Liens, Name.

            4.12.1 Seller owns outright and has good, valid and marketable title to all of its assets, which, as of the Closing, shall be free and clear of any and all mortgages, liens, and ownership of pledges, security interests, restrictions, prior assignments, encumbrances, claims or other restrictions of every kind or character, including, without limitation, the claims or liens of any bank or any taxing authority.

            4.12.2 Except for the Excluded Assets, all of the property, real, personal, tangible or intangible, including, without limitation, intellectual property, which Seller owns is included in the Business (the "Included Assets").

            4.12.3 Except as set forth on Exhibit 4.12.3, to the best of Seller's and Shareholder's knowledge, all of the Included Assets are in good operating condition and repair, and are free from all material defects and damage ordinary wear and tear excepted. Except as set forth on Exhibit 4.12.3, to the best of Seller's and Shareholder's knowledge, all of the equipment and systems at Customer premises installed by Seller has/have been installed in a good and workmanlike manner.

            4.12.4 All of the Inventory is new or used and was acquired in the ordinary course of the Business, and is substantially free from material defects and damage.

            4.12.5 Except as set forth in Exhibit 4.12.5, Seller owns or leases all of the telephone line(s) or telephone numbers into its Central Station onto which the digital dialers of Seller's Alarm Accounts are programmed. As part of the purchase, Seller will convey these lines to Buyer.

      4.13 Liabilities. To the best of Seller's and Shareholder's knowledge, Seller does not have any material liabilities, other than liabilities fully and adequately reflected in the Financial Statements or listed on Exhibit 4.13 attached hereto.

      4.14 Seller Contracts. Except as indicated on Exhibit 4.14, to the best of Seller's and Shareholder's knowledge, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof shall not result in an impairment or termination of any of Seller's rights under any Seller contract which will have a material adverse effect on the Business.

      4.15 Warranty of Merchantability. To the best of Seller's and Shareholder's knowledge, all material, goods, equipment and services supplied, sold, leased or performed by Seller to or for its Customers are of merchantable quality and to the best of Seller's and Shareholder's knowledge, Seller has not materially breached or substantially violated any applicable express or implied warranty of merchantability in connection with such sales, leases or services.

      4.16 Agreement Not in Breach of Other Instruments Affecting Seller or Shareholder; Governmental Consent. To the best of Seller's and Shareholder's knowledge, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof:

            4.16.1 Shall not result in the imposition of any lien, security interest or encumbrance of any nature whatsoever on any Included Asset or the Assets; and

            4.16.2 Does not require the consent of any governmental authority.

      4.17 Information Not Misleading. No representation or warranty of Seller or Shareholder in this Agreement, as of their respective dates, or any certificate, document or other paper furnished by Seller or Shareholder to Buyer in connection with the transactions contemplated hereby did not or will not contain any untrue statement of any material fact or omit to state a material fact required to be stated herein or necessary to make the statements made therein, in light of the circumstances under which they were made, neither false nor misleading, except, in the case of any document or other paper furnished by Seller or Shareholder, any statement or omission therein that has been corrected or otherwise disclosed or updated subsequently by Seller or Shareholder. There is no fact known by Seller or Shareholder not disclosed in writing to Buyer by Seller or Shareholder that materially and adversely affects, or, so far as may reasonably be foreseen by Seller or Shareholder, will materially and adversely affect, the Business.

      4.18 Customer Contracts.

            4.18.1 Set forth on Exhibit 4.18.1 attached hereto is a true, correct and complete list of substantially all Customers from whom Seller is entitled to receive regular periodic payments. Said list sets forth at least the following information, given separately as to each Customer:

                  4.18.1.1 Customer's name and address;

                  4.18.1.2 Type of contract (commercial, residential or governmental);

                  4.18.1.3 Amount of monthly recurring revenue charged and the billing cycle; and

                  4.18.1.4 Such other information requested by Buyer that is readily available from Seller's computer software and data base.

            4.18.2 Seller shall make available to Buyer true, correct and complete copies of all written customer contracts (the "Customer Contracts") and all amendments thereto and shall deliver the original executed Customer Contracts to Buyer at the Closing.

                  4.18.2.1 To the best of Seller's knowledge, substantially all Customer Contracts are in full force and effect.

                  4.18.2.2 To the best of Seller's and Shareholder's knowledge, each Customer Contract is not in default in any material respect other than a failure of the Customer party to such Contract to pay timely all amounts due thereunder. To the best of Seller's and Shareholder's knowledge, each Alarm Account is free from any material claim, defense or offset.

                  4.18.2.3 To the best of Seller's and Shareholder's knowledge, each Customer Contract is currently insured at regular rates for broad form comprehensive general liability insurance coverage including, without limitation, errors and omissions, products liability and completed operations coverages.

                  4.18.2.4 To the best of Seller's and Shareholder's knowledge, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a material default under any Customer Contract, other than a failure of the Customer party to such Contract to pay timely all amounts due thereunder, and to the best of Seller's and Shareholder's knowledge, except as listed on Exhibit 4.18.2.4 attached hereto, no Customer intends to cancel or has given notice of its intention to cancel or modify its contractual relationship with Seller, or not to renew any such Contract when its term shall expire, or otherwise to decrease or limit its purchase of services from Seller, or has moved, terminated its business, made an assignment for the benefit of creditors or filed for bankruptcy or reorganization. To the best of Seller's and Shareholder's knowledge, except as further listed on Exhibit
4.18.2.4. effective for the period after the date of this Agreement, no Customer has been promised any reduction in any monthly rate or service fees, free or barter service or any other tangible or intangible item of value, or payment terms other than payment in arrears. Except in the ordinary course of business, during the last twelve (12) months immediately preceding the date of this Agreement, Seller has not increased any monthly service billing rate.

            4.18.3 Except for Sub-Contract Accounts as set forth in Exhibit 4.18.3, Seller does not provide monitoring services to the customers of any other entity, whether pursuant to a written agreement or otherwise.

            4.18.4 Alarm equipment installed at any Customer's location is hereinafter referred to as an "Alarm System". To the best of Seller's and Shareholder's knowledge, all Alarm Systems related to the Alarm Accounts are in good working order and condition, contain digital dialers to communicate to Seller's Central Station, and have been installed and maintained in accordance with manufacturer's specifications and good and workmanlike practices prevailing in the industry at the time of such installation and maintenance.

            4.18.5 To the best of Seller's and Shareholder's knowledge, Seller has not disclosed to any third party, a Customer list, originals or copies of Customer Contracts, or specific Customer information or data of any kind related to the Alarm Accounts.

            4.18.6 To the best of Seller's and Shareholder's knowledge, all Alarm Accounts are programmed to Seller's central station.

      4.19 Insurance; Customer Claims.

            4.19.1 Copies of all insurance policies, and all endorsements thereon or amendments thereto shall be made available to Buyer and a current Certificate of Insurance shall be attached hereto as Exhibit 4.19.1. To the best of Seller's and Shareholder's knowledge, all such insurance policies are in full force and effect and, to the best of Seller's or Shareholder's knowledge, Seller has complied with all of the material conditions contained in such policies.

            4.19.2 Exhibit 4.19.2 attached hereto is a true, correct and complete summary of material Customer claims against Seller during the past three (3) years and indicates the claims that are currently pending and those that are being defended by Seller's insurance carriers.

            4.19.3 Seller and Shareholder covenant to continuously maintain comprehensive general liability insurance (including errors and omissions coverage) in the amount of $10,000,000 per occurrence and in the aggregate for the period of three (3) years from the Closing Date for (i) claims asserted against the Seller after the Closing Date (ii) where the loss giving rise to damages occurs after the Closing Date, and (iii) the act, error or omission giving rise to the loss occurs before the Closing Date ("Runout Coverage"). If permitted by the insurance policy or waived by the insurance company, subrogation shall be waived as to the Buyer Indemnified Parties under such Runout Coverage policy.

      4.20 Patents, Trademarks, Copyrights, Corporate Names.

            4.20.1 Within the past three (3) years, Seller has not done business
(a) under or been known by any name other than its present corporate name, "Triple A Security Systems, Inc." or (b) at any location other than its present location. No claim has been asserted against Seller involving any conflict or claim of conflict of the name "Triple A Security Systems, Inc.", and, to the best of Seller's and Shareholder's knowledge, of any basis for any such claim or conflict.

            4.20.2 Except as set forth in Exhibit 4.20.2, Seller does not possess any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright.

            4.20.3 To the best of Seller's and Shareholder's knowledge, no equipment, system or service sold, leased or provided by Seller violates any license or infringes any patent, copyright, trademark, service mark or trade name of another.

      4.21 Interest in Competitors, Suppliers and Customers. Except as set forth in Exhibit 4.21, neither Seller nor Shareholder has any direct or indirect interest in any corporation, partnership, firm or association which is a competitor, potential competitor, customer or supplier of the Business.

      4.22 Buyer's Title. Immediately after the Closing, Buyer shall receive good and marketable title to the Assets and the Included Assets, free and clear of all liens, security interests, mortgages, judgments, restrictions, encumbrances or claims of any kind.

      4.23 ERISA. Except as set forth on Exhibit 4.23, Seller is not a party to, nor does it sponsor or contribute to, or maintain any "employee benefit plan" (including, without limitation, any multiemployer plan), within the meaning of
Section 3(3) of the Employee Retirement Insurance Security Act of 1974, as amended, or any other fringe benefit plan, program or arrangement.

      4.24 Restrictive Covenant of Confidentiality. For an unlimited period of time from the completion of Closing, Seller and Shareholder shall hold all information relating to the Business as confidential, proprietary and trade secret information to be held in trust and confidence and shall not use or disclose such information for any purpose whatsoever without the prior written consent of Buyer, which consent shall be in Buyer's sole and absolute discretion; provided, however, that Seller and Shareholder may disclose or use such information (i) required by law or upon a final and unappealable order of a court of competent jurisdiction on the condition precedent that Seller and Shareholder use reasonable efforts to give to Buyer reasonable notice of, and an opportunity to participate in, the decision concerning disclosure of any such information in any such litigation, suit or claim, (ii) to the extent required to enforce or defend claims arising out of or from or in connection with this Agreement, (iii) as required by a governmental body on the condition precedent that Seller and Shareholder use reasonable efforts to give to Buyer reasonable notice of, and an opportunity to participate in, the decision concerning disclosure of any such information in any such governmental proceeding. (iv) that has been rightfully received by Seller and Shareholder from another source on a non-confidential basis, or (v) that is available to the industry or the public at large.

      4.25 No Other Agreement. Other than this Agreement, Seller and Shareholder have no contract, arrangement or understanding with respect to a sale or other disposition of any shares of capital stock of Seller or, except in the ordinary cause of business, any assets of Seller.

      4.26 Exclusive Dealing. Seller and Shareholder agree that from the date hereof until (i) the Closing Date, (ii) breach of this Agreement by Buyer, or
(iii) agreement of the Parties, neither Seller nor Shareholder shall solicit, negotiate with, or accept an offer from any person or entity to purchase either any of the outstanding shares of capital stock of Seller or any material assets of Seller (other than in the ordinary course of business).

      4.27 Announcement Letter. Seller and Buyer shall jointly prepare the announcement letter (the "Announcement Letter"), attached hereto as Exhibit 4.27, concerning the sale of the Assets pursuant to this Agreement.

      4.28 Environmental Representations. Seller and Shareholder represent and warrant that the Business and the Seller are being operated in substantial compliance with all material and applicable Federal, state and local laws and regulations in effect relating to pollution of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations, in effect relating to emissions, discharges, releases or threatened releases or chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products or otherwise relating to the manufacture, processing, distribution, uses, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminates, wastes, toxic substances, petroleum and petroleum products ("Environmental Law"). Neither Seller nor Shareholder have received any written notice during the last five (5) years from a governmental entity that alleges that either the Business or the Seller are not in such full compliance with all applicable Environmental Laws. All material permits or other governmental authorizations currently held by the Seller relating to either the Business or the company pursuant to Environmental Laws are identified in Exhibit 4.28 attached hereto.

      4.29 Payables. Except as set forth on Exhibit 4.29, all accounts payable owed by Seller to any creditors of Seller shall be paid prior to or at Closing or reserved at Closing.

      4.30 Seller Agreements. Except for agreements specifically identified in this Agreement or listed on Exhibit 4.30 attached hereto, there are no Seller agreements that Buyer will be responsible to perform after the Closing.

      4.31 Access to Records. Subject to Section 4.24, for a period of six years following the Closing Date, upon receipt of 48 hours prior written notice from Buyer to Seller, Seller shall provide Buyer with reasonable access to its books, records and personnel ("Information") relating to pre-Closing Date periods during normal business hours (i) as required by any court or governmental body,
(ii) as necessary to respond to or defend against governmental bodies' requests for information, audits, claims, administrative agency procedures or lawsuits,
(iii) as necessary to prepare, modify or defend tax returns, (iv) as necessary to defend lawsuits and other dispute resolution alternatives (including counterclaims, crossclaims, third-party claims, and other claims arising out of or from, in connection with or as a result of such lawsuits), (vi) as necessary to assert, pursue or defend rights, duties and obligations under this Agreement (including access, as necessary, to Information relating to post-Closing Date periods), (vii) as necessary for all tax disputes, and (viii) as necessary to assert and pursue claims which Buyer certifies in writing to Buyer are material to Buyer; provided, that Buyer requests for access to such Information shall be in good faith. Notwithstanding anything to the contrary contained in this
Section 4.31, upon notice to Seller, any period of time set forth in this
Section 4.31, shall be extended for matters pending until such time as the matter has been finally resolved.

5. Representations, Warranties and Covenants of Buyer. As a material inducement to Seller to enter into this Agreement and to proceed through Closing ("Close") hereunder, Buyer makes the following representations, warranties and covenants to Seller and Shareholder as of the date of this Agreement and as of the Closing Date, all of which shall survive Closing hereunder. Unless the context clearly indicates otherwise, all exhibits shall be delivered fifteen (15) business days prior to the Closing and all such representations and warranties shall be true both as of the date of this Agreement and as of the Closing Date.

Any and all reference to Buyer's "knowledge" including, without limitation, any and all references to "the best of Buyer's knowledge" shall mean the actual (not legal or constructive) knowledge of Buyer only, without any duty to investigate (knowledge does not include "should have known").

      5.1 Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by an authorized officer on behalf of Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

      5.2 Conflict as to Buyer. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or the performance of the obligations of Buyer hereunder will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (b) violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is a party; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental body applicable to Buyer.

      5.3 Consents and Approvals of Governmental Authorities. To the best of Buyer's knowledge, except for filings by Buyer's parent corporation, Response USA, Inc. with the SEC, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or the performance of Buyer's obligations hereunder or the consummation of the transactions contemplated herein.

      5.4 Intentionally Blank.

      5.5 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental body pending or, to the best of Buyer's knowledge, threatened against or involving Buyer, nor, to the best of Buyer's knowledge, is there any reasonable basis therefor that would prevent Buyer from consummating the transactions contemplated hereby.

      5.6 Disclosure. No representation or warranty of Buyer in this Agreement or any certificate, document or other paper furnished by Buyer to Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements made therein, in the context in which made, neither false nor misleading. There is no fact known by Buyer not disclosed in writing to Seller by Buyer that materially and adversely affects, or, so far as may reasonably be foreseen by Buyer, will materially and adversely affect, the ability of Buyer to perform the transactions contemplated by this Agreement.

      5.7 Intentionally Blank.

      5.8 No Actions to Make Representations and Warranties Untrue. Buyer shall not take or omit to take any action that would result in any of the representations and warranties of Buyer set forth in this Agreement becoming materially untrue or in any of the conditions to Closing set forth in Section 23 not being fully satisfied.

      5.9 Additional Insured. As of the Closing Date and for six (6) years thereafter, Buyer shall add Seller and Shareholder as additional insureds to its comprehensive general liability insurance policy(ies) (including, without limitation, errors and omissions coverage) which shall be continuously maintained during such period by Buyer in the minimum amounts of $10,000,000 per occurrence and in the aggregate (excluding products liability insurance, which is limited to $5,000,000 per occurrence and in the aggregate). Certificates of insurance shall be supplied by Buyer to Seller evidencing that (i) the said insurance coverage is in force, (ii) Seller and Shareholder are additional insureds, and (iii) if permitted by the insurance policy or waived by the insurance company, subrogation is waived as to Seller and Shareholder.

      5.10 Access to Records. Subject to Section 5.11, for a period of six years following the Closing Date, upon receipt of 48 hours prior written notice from Seller to Buyer, Buyer shall provide Seller with reasonable access to its books, records and personnel ("Information") relating to pre-Closing Date periods during normal business hours (i) as required by any court or governmental body,
(ii) as necessary to respond to or defend against governmental bodies' requests for information, audits, claims, administrative agency procedures or lawsuits,
(iii) as necessary to prepare, modify or defend tax returns, (iv) as necessary to defend lawsuits and other dispute resolution alternatives (including counterclaims, crossclaims, third-party claims, and other claims arising out of or from, in connection with or as a result of such lawsuits), (vi) as necessary to assert, pursue or defend rights, duties and obligations under this Agreement (including access, as necessary, to Information relating to post-Closing Date periods), (vii) as necessary for all tax disputes, and (viii) as necessary to assert and pursue claims which Seller certifies in writing to Buyer are material to Seller; provided, that Seller requests for access to such Information shall be in good faith. Notwithstanding anything to the contrary contained in this
Section 5.10., upon notice to Buyer, any period of time set forth in this
Section 5.10, shall be extended for matters pending until such time as the matter has been finally resolved.

      5.11 Confidentiality. Except for filings required to be made by Buyer's parent corporation, Response USA, Inc., with the SEC, before or after the Closing Date, for an unlimited period of time, Buyer shall hold in trust and confidence and use its best efforts to keep strictly confidential the financial and other terms and conditions of this Agreement, and not disclose, publish, use or permit others to use the same, except that Buyer may disclose such terms and conditions with its agents, representatives, counsel, accountants, officers, directors and others with whom Buyer has a business relationship where there is a need to know. The foregoing restriction shall not, however, apply to any portion of the foregoing which (a) becomes generally available to the public in any manner or form through no fault of Buyer, or its employees, agents or representatives, or (b) is rightfully received from another source on a non-confidential basis, or (c) is released for disclosure with the consent of Seller, or (d) is required by a court or a governmental agency to be disclosed or is otherwise required by law or is necessary in order to establish rights under this Agreement or any other agreements referred to herein; provided, that, with respect to clause (d) above, the Buyer shall first notify Seller of such required disclosure and shall take such steps at Seller's expense as Seller shall reasonably request to limit the scope of such disclosure and otherwise protect the confidentiality of such confidential and proprietary information. On and after the Closing Date, the Confidentiality Agreement between Seller and Buyer dated October 18, 1996 shall terminate and be of no further force and effect.

      5.12 Delivering of Announcement Letter. Buyer shall deliver the Announcement Letter to all of the Customers at any time after the Closing.

      5.13 Delivery of Response Shares. Buyer shall deliver or cause its parent corporation, Response USA, Inc., to deliver the Response Shares pursuant to Subsections 3.1.2 and 3.1.3 of this Agreement.

6. Conduct of Business Prior to Closing.

      6.1 Conduct of Business. From the date hereof through the Closing Date, Seller shall:

            6.1.1 Conduct the Business in the ordinary course of business consistent with past practices, with the provisions contained in this Agreement, and in substantial compliance in all material respects with all applicable Federal, state and local statutes and ordinances (collectively, the "Laws") relating to the Business. Seller shall not, without the prior written consent of Buyer, change any business policies (including, without limitation, accounting, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget, salary or product acquisition policies).

            6.1.2 Maintain in force (including necessary renewals thereof) insurance policies consistent with Seller's past practices in the ordinary course of business and make no change in any insurance coverage without the prior written consent of Buyer.

            6.1.3 Subject to Section 3.4, allow, upon reasonable notice to Seller and at such times and places as agreed by Seller in his reasonable discretion, the employees, attorneys, accountants, and other representatives of Buyer free and full access to the files, books and records of Seller. Seller shall cooperate fully, and shall use reasonable efforts to cause Seller's attorneys and accountants to cooperate fully with Buyer and Buyer's employees, attorneys, accountants, and other representatives.

      6.2 Buyer's Consent. Between the signing of this Agreement and the Closing Date, without the prior written consent of Buyer, Seller shall:

            6.2.1 Not take, suffer or permit any action which would (a) materially interfere with or preclude the effectuation or consummation of the transactions contemplated by this Agreement, or (b) result in any of the representations and warranties of Seller set forth in this Agreement becoming materially untrue or (c) result in any of the conditions to Closing set forth in
Section 22 not being fully satisfied.

            6.2.2 Not omit to take any action, the omission of which would (a) materially interfere with or preclude the effectuation or consummation of the transactions contemplated by this Agreement, or (b) result in any of the representations and warranties of Seller set forth in this Agreement becoming materially untrue or (c) result in any of the conditions to Closing set forth in
Section 22 not being fully satisfied.

            6.2.3 Not enter into any contract, agreement, commitment or arrangement with any party, except with Customers and suppliers in the ordinary course of Business.

            6.2.4 Use its best efforts to preserve its business organization and reputation intact, and to preserve its relationship with Customers, suppliers and others with whom it deals.

            6.2.5 Use reasonable efforts consistent with past practice to keep its operating facilities and all of the Included Assets in good working order and repair and perform all necessary and reasonable repairs and maintenance.

            6.2.6 Continue to maintain all of its usual books and records consistent with Seller's past practices in the ordinary course of business.

            6.2.7 Except in the ordinary course of business, not waive any material right or cancel any material claim.

            6.2.8 Maintain its corporate existence and not merge or consolidate with any other entity, nor make any amendment to its Charter or By-laws.

            6.2.9 Substantially comply in all material respects with all material provisions of the Customer Contracts and all material applicable laws, rules and regulations.

            6.2.10 File all required tax returns and pay all required taxes.

            6.2.11 Not guaranty any obligation of any third party.

            6.2.12 Except for sales in the ordinary course of business, not sell, transfer, encumber or mortgage any of the Included Assets.

            6.2.13 Give notice to Buyer of any unusual event or circumstance which would materially adversely affect Seller, the Business or any of the Included Assets.

            6.2.14 Except in the ordinary course of business, make no change in the rate of compensation to employees or hire any additional personnel.

            6.2.15 Except in the ordinary course of business, not incur any liability.

            6.2.16 Except in the ordinary course of business, not amend or terminate any of the Customer Contracts.

            6.2.17 Except in the ordinary course of business, not change any of the rates charged to Customers.

            6.2.18 Give notice to Buyer immediately of any employee who gives notice to Seller or indicates to Seller an intention to terminate employment with Seller.

            6.2.19 Not derogate or defame Buyer.

            6.2.20 Not attempt to invoice, accelerate or collect for prebilled (unearned) revenue for services to Customers except in the ordinary course of business consistent with past practices.

7. Indemnification.

      7.1 Indemnification of Buyer. Seller will indemnify and hold harmless Buyer and its officers, directors and shareholders (the "Buyer Indemnified Parties"), from and against any claims, actions, damage, expense, liability, loss or deficiency, including without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, claim or proceeding (collectively, "Damages"), arising out of or resulting from:

            7.1.1 Any material inaccuracy in any representation or the material breach of any warranty made by Seller in this Agreement or in any Exhibit or any other document delivered pursuant hereto by Seller;

            7.1.2 Any material failure of Seller to perform or observe any term or covenant of this Agreement; or

            7.1.3 the operation of the Business or the ownership of the Included Assets prior to Closing.

      7.2 Indemnification of Seller. Buyer will indemnify and hold harmless Seller and its officers, directors and shareholders (the "Seller Indemnified Parties"), from and against any claims, actions, damage, expense, liability, loss or deficiency including without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, claim or proceeding, arising out of or resulting from:

            7.2.1 Any material inaccuracy in any representation or the material breach of any warranty made by Buyer in this Agreement or any other document delivered pursuant hereto by Buyer;

            7.2.2 any material failure of Buyer to perform or observe any term or covenant of this Agreement; or

            7.2.3 the operation of the Business or the ownership of the Included Assets after Closing.

      7.3 Minimum and Maximum Amounts of Indemnity.

            7.3.1 No amounts shall be payable by Seller for first-party claims (i.e., claims against Seller by the Buyer Indemnified Parties) under Section
7.1. until such amounts exceed One Hundred Thousand Dollars ($100,000), (the "Deductible") and then only amounts in excess of the Deductible shall be due and payable. Notwithstanding anything to the contrary contained in this Section 7.3., liabilities for (i) breach of any of the representations and warranties in
Section 4.5. [Taxes], (ii) fraud, (iii) Section 4.29 [Payables], (iv) Section
22.13 [Liabilities], (v) Section 8 [Absence of Liabilities], or (vi) third-party claims, shall be subject to indemnification without regard to any minimum amount.

            7.3.2 No amounts in excess of fifty percent (50%) of the Purchase Price actually received by Seller (the "Maximum Indemnity") in the aggregate shall be recoverable by the Buyer Indemnified Parties for first-party claims. Seller may elect to satisfy its obligations under Section 7.1 by delivering to Buyer either cash or the Response Shares or a combination thereof. In the event Seller elects to deliver such Response Shares, the value of the Response Shares delivered shall be the greater of the Agreed Value or the average closing bid price of such Response Shares on the ten (10) trading days prior to delivery. Notwithstanding anything to the contrary contained in this Section 7., (i) liabilities for Taxes shall be subject to indemnification without regard to any maximum amount, (ii) damages for fraud shall be limited to compensatory damages only, (iii) each Party shall first submit claims which may be insured to its insurance company and use all reasonable best efforts to obtain full payment, it being the intention of the Parties that all claims for Damages for which a Party receives the benefits of insurance payments to others or proceeds paid to itself shall be waived to the extent of such payment and the other Party shall be released to the extent of such payment including, without limitation, subrogation claims, and in the event an insurance company fails or refuses to honor a claim or denies coverage, the insured Party shall assign its rights against the insurance company to the other Party, (iv) only the substantially prevailing Party in any litigation between the Parties shall be entitled to receive its attorneys' fees and other costs and expenses of suit,
(v) third-party claims subject to indemnification shall be reduced by the proceeds received from each Party's insurance polic(ies) applicable to the claim for Damages, and (vi) the indemnification obligation of the Seller for any third-party claims that are not covered by the Seller's insurance policy(ies) required to be carried after the Closing shall be limited to the Maximum Indemnity, but the indemnification obligation of the Seller for any third party claims that are covered by the Seller's insurance policy(ies) required to be carried after the Closing shall be limited to the proceeds received from the Seller's insurance policy(ies) applicable to the claim for Damages.

            7.3.3 Any qualifying reference to Seller's or Shareholder's knowledge contained in any of the representations or warranties set forth in this Agreement shall not limit, reduce or modify Buyer's rights to indemnification under this Agreement to the extent that such representations or warranties were not so qualified. Notwithstanding anything contained in this Sub-section 7.3.3 to the contrary, except for third-party claims, Buyer's right to indemnification for breach of any Seller or Shareholder representation or warranty qualified by knowledge shall be limited to fraud or intentional misrepresentation by Seller or Shareholder.

      7.4 Time Limit on Indemnity.

            7.4.1 Notwithstanding any other provisions of this Section 7, no claim for indemnification under Section 7.1. or 7.2. shall be made by Buyer Indemnified Parties or Seller Indemnified Parties (i) with respect to First Party claims pursuant to Section 7.1. or 7.2. after the first anniversary of the Closing Date (except that in the case of a breach of Seller's representations and warranties in Section 4.5. [Taxes], claims of indemnification may be made until the expiration of the applicable statute of limitations; (ii) with respect to claims for breach of Seller's covenants in Sections 4.24. [Confidentiality],
Section 5.10 [Access to Records] and Section 10. [Non-Compete], after the expiration of the periods provided in such Sections; with respect to claims for breach of Buyer's covenants in Section 5.9. [Additional Insured], Section 5.10. [Access to Records], or Section 5.11 [Confidentiality], after the expiration of the periods provided in such Sections.

            7.4.2 No Claim for indemnification under Section 7.1 or 7.2 shall be made by Buyer Indemnified Parties or Seller Indemnified Parties with respect to or involving third-party actions, demands, claims or Damages after the third anniversary of the Closing Date.

      7.5 Notice. Any claim by an indemnified party for Damages under Sections
7.1. or 7.2. will be made in writing and will state in detail the basis on which the claim for Damages is made. The indemnified party may not take (i) legal action against the indemnifying party or (ii) offset Damages against payments due the indemnified party under this Agreement unless such written claim has been given and the indemnifying party has not given notice to the indemnified party of a bona fide objection within twenty (20) days after the indemnified party notice is given, in which event no offset shall be permitted until after the entry of a final and unappealable judgement of a court of competent jurisdiction.

      7.6 Third-Party Actions.

            7.6.1 All claims for indemnification under Section 7.1. or 7.2. involving third-party actions or demands shall be made in accordance with the procedure set forth in this Section 7.6.

            7.6.2 Promptly after receipt by an indemnified party of notice of any third-party action or demand which gives rise to Damages, such indemnified party shall notify the indemnifying party. Failure so to notify the indemnifying party shall relieve it of any liability that it may have to any indemnified party to the extent that the defense of such action is materially prejudiced by such failure, provided the indemnifying party did not receive or otherwise have actual notice thereof.

            7.6.3 The indemnifying party shall be entitled to participate in the defense of the third-party action or demand and, at its option, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party provided (i) that the indemnifying party confirm that the action or demand is covered by its indemnification obligation or, if not, that the indemnified party be entitled to participate in the defense, and (ii) Buyer reserves the right to retain control of the defense of any action or demand which could reasonably be expected to materially affect Buyer's on-going operations or materially exceed the maximum indemnity amount payable by Seller under Section 7.1. hereof. If the indemnifying party receives notice of any action or demand, it shall promptly notify the indemnified party as to whether it intends to control the defense thereof.

            7.6.4 If notice is given to an indemnifying party of the commencement of any action and it does not, within 20 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnified party shall be entitled to assume the defense thereof until such time as the indemnifying party elects to assume the defense thereof. In such event, the indemnifying party shall not be bound by any compromise or settlement thereof effected by the indemnified party without its consent, which shall not be unreasonably withheld.

      7.7 Waiver of Subrogation. To the extent permitted by each Party's general liability insurance policy, subrogation for all claims, losses, damages, costs and expenses is hereby waived. Evidence of such waiver shall be delivered to the other Party upon written request.

      7.8 Set-Off Rights. Either Party may, from time to time, set-off against any amounts due to the other under this Agreement an amount equal to the aggregate amount of the uncontested Damages. This right of set-off shall continue unimpaired and shall not be exhausted by a single exercise thereof. The right of set-off specified herein shall not be deemed to impair or preclude the exercise by either Party of any other right or remedy it/he might have on account of the existence of any Damages or breach or violation of this Agreement by the other Party.

      7.9 Exclusive Remedy. Except for Section 18 of this Agreement, the parties agree that all claims for Damages shall be brought against the other Party pursuant to this Article 7 only.

8. Absence of Liabilities. Seller has no material liabilities except as and to the extent reflected on the Closing Financial Statement or in this Agreement or in any Exhibit hereto. Seller shall have no material liabilities arising after the Closing Financial Statement except those liabilities created in the ordinary course of business of the Seller and not assumed by the Buyer hereunder, all of which shall be paid or reserved for by Seller as of the Closing.

9. Further Assurances After Closing. At any time and from time to time after the Closing Date, at Buyer's reasonable request and without further consideration, Seller shall promptly execute and deliver all such further instruments or documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein.

10. Restrictive Covenant.

      10.1 Covenant Not to Compete. Seller and Shareholder jointly and severally covenant and agree that they shall not, for a period of five (5) years after the Closing Date in the counties of Carbon, Columbia, Lackawanna, Luzerne, Monroe, Pike, Schuylkill, Sullivan, and Wyoming in the Commonwealth of Pennsylvania, except with the express prior written consent of Buyer (the execution of which shall be in Buyer's sole and absolute discretion) or except in connection with Shareholder's employment with Buyer and for the sole benefit of Buyer, directly or indirectly, whether as owner, principal, member, stockholder (registered or beneficial), partner, joint venturer, trust, trustee, executor, administrator, director, officer, employee, agent, representative, consultant, independent contractor, investor, financier, lender, operator, manager, guarantor, professional advisor, or in any other capacity, for his own account or for the benefit of any other person or entity:

            10.1.1 Participate in any entity involved in the retail electronic security alarm business including, without limitation, the design, installation, service, maintenance, lease, sale, marketing, inspection, testing and monitoring of fire, intrusion, sprinkler or other detection alarm security services, equipment, devices or systems for end-users of such services, equipment, devices or systems;

            10.1.2 Solicit, divert, accept business from or otherwise entice, take away or interfere or attempt to entice, take away or interfere with any Customer of the Business including, without limitation, any developer, builder or contractor;

            10.1.3 Solicit, entice, induce or interfere with any of Seller's employees;

            10.1.4 Otherwise interfere with the Business or the Customers or Alarm Accounts or derogate or defame Buyer.

            10.1.5 Notwithstanding anything contained herein to the contrary, Seller's and Shareholder's covenants contained in Subsections 10.1.2., 10.1.3. and 10.1.4. shall (i) be increased or decreased to the period of time that Buyer is in contract with each such customer, employee or independent contractor, and
(ii) not apply to general advertising, marketing or other efforts that do not specifically target particular Customers, employees, the Business, Alarm Accounts or Buyer, provided that Seller and Shareholder shall continue to be bound by the covenants of Subsections 10.1.2, 10.1.3 and 10.1.4 even as to Customers who are the recipient of such general advertising, marketing or other efforts.

            10.1.6 Notwithstanding anything contained herein to the contrary, Seller's and Shareholder's covenants contained in Subsection 10.1.1. shall not be applicable to any passive financial investment (debt or equity), provided that such investment does not exceed a five percent (5%) debt or equity interest in such company or entity.

      10.2 Equitable Remedies. The restrictive covenants contained in this
Section 10 are deemed essential parts of this Agreement and material to the purchase of the Assets. Buyer is entitled to any and all equitable remedies, as well as remedies in law, to enforce these covenants.

            Seller and Shareholder each acknowledge that the restrictions contained in this Section 10 and in Section 4.24 are reasonable and necessary in order to protect Buyer's legitimate interest and that any violation thereof may result in irreparable injury to Buyer. Seller and Shareholder, jointly and individually, acknowledge and agree that in the event of any material violation thereof, Buyer shall be authorized and entitled to request, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. The covenants and agreements set forth in this Section 10 and in Section 4.24 are made solely in consideration of the proceeds to be paid at the Closing pursuant to this Agreement, and shall not be deemed to be waived, diminished, or affected in any manner by any real or alleged breach by Buyer of this Agreement or any other Agreement which is claimed by Seller or Shareholders after the Closing date.

      10.3 Enforceability of Covenants. If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

11. Joinder of Response. Response acknowledges and agrees that Seller and Shareholder are unwilling to enter into this Agreement with Buyer unless Response is a surety, guarantor and accommodation party to Buyer's representations, warranties, covenants, agreements, commitments and obligations pursuant to this Agreement and all related documents (the "Obligations"). Response hereby joins in this Agreement to guarantee the full performance of the Obligations of the Buyer, including but not limited to the obligations regarding the Response Shares. This guarantee shall be immediately effective without any notice to Response or Buyer, and will continue in full force and effect until all of Buyer's Obligations have been fully and finally satisfied. Response agrees that Seller and Buyer may, without notice to or consent of Response, from time to time (i) modify this Agreement and any and all related documents, (ii) compromise, waive, extend or accelerate the Buyer's Obligations, (iii) release, substitute or agree not to sue the Buyer, or (iv) assign or transfer this guarantee to Seller's successor and to Shareholder and his personal representatives, heirs and assigns. This guarantee is binding on the successors of Response, but is not assignable by Response. This guarantee may not be amended except in writing signed by Seller, Shareholder, and Response.

12. Indemnity Against Brokerage Commissions. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer, that there is no person or entity entitled to receive any brokerage commission or finder's fee in connection with this Agreement or the transactions provided for herein.

13. Intentionally Blank.

14. Transfer Taxes. The Parties shall share equally all transfer taxes due with respect to, arising out of or from, or as a result of the execution of this Agreement, the sale of the Assets and any and all other transactions contemplated hereby.

15. Fees and Expenses. Except as provided in Section 17 hereof, each Party shall bear its own costs, fees and expenses including, without limitation, attorneys' fees, incurred in connection with the transactions contemplated hereby.

16. Intentionally Blank.

17. Breach. Notwithstanding anything contained herein to the contrary, each Party shall bear its own costs, fees and expenses including, without limitation, its own attorneys' fees.

18. Break-Up Fee. In the event that at any time following fifty-one (51) days after the date that Shareholder informs Seller's employees of the existence of this Agreement (and following the date that Response files the Registration Statement pertaining to the financing of this Agreement), (i) Buyer elects to terminate this Agreement for any reason other than the giving of Notice pursuant to Section 3.4.2, (ii) Seller elects to terminate this Agreement for material breach or violation by Buyer, or (iii) the Closing Date is not extended by agreement of the Parties for any or no reason (the "Termination Date"), Buyer shall pay Seller a "Break-up Fee" in the amount of Two Hundred Thousand Dollars ($200,000) on, as and at the Termination Date. For each thirty
(30) day period of time following the initial fifty one (51) days as described above that the Closing Date is extended pursuant to Section 19.1 below, the Break-up Fee shall increase by Fifty Thousand Dollars ($50,000). At the election of Buyer, this Break-up Fee may be paid in the form of Response Shares equal in value to the Break-up Fee based on the average Closing Bid price of such Response Shares on the ten (10) trading days prior to the Termination Date. In such event, Response shall file a registration statement regarding such Response Shares with all appropriate governmental agencies including, without limitation, the Securities and Exchange Commission ("SEC"), on or before Ninety (90) days after the Termination Date in order that such Response Shares become unrestricted securities, able to be freely bought and sold without restriction under all applicable statutes, laws, rules and regulations. The Agreed Value of the Response Shares identified in this Section shall be guaranteed by Buyer for a period of one (1) year following the effectiveness of the above described registration statement pursuant to the procedures described in Section 3.1.6 of this Agreement. No Break-up fee shall be due and owing in the event that Closing actually occurs hereunder. This Break-up Fee shall be the sole and exclusive obligation of Buyer to Seller in the event of a termination for any reason other than the giving of a Notice pursuant to Section 3.4.2 (in which event there shall be no Break-up Fee or liability owing from Buyer to Seller).

19. Closing.

      19.1 Date and Place. Consummation of the transactions referred to in this Agreement (the "Closing") shall take place on the "Closing Date". The term "Closing Date" shall mean fifty-one (51) days following the date that Response files the Registration Statement pertaining to the financing of this transaction, or such earlier date as the Parties may agree in writing. The Closing shall take place at the offices of Seller, at 10:00 a.m., on the Closing Date or such other place as the Parties may agree in writing. The Closing Date is of the essence of this Agreement. Notwithstanding anything contained herein to the contrary, either party may, in its or his sole and absolute discretion, postpone the Closing Date one time for a period up to thirty (30) days, by giving notice to the other party at least two (2) days prior to the Closing Date or any rescheduled Closing Date; provided, however, that the aggregate number of days that the Closing Date is postponed by both parties does not exceed thirty
(30) days; and provided, further, Buyer's right to an extension hereunder shall be subject to the occurrence of a delay in the closing of its secondary public offering which is used to finance this transaction, and that such extension shall not be longer than ten (10) days following the effective date of such secondary public offering.

      19.2 Delivery by Seller to Buyer At Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:

            19.2.1 The Assets and such bills of sale, instruments of assignment and other instruments and documents as may be reasonably necessary, in the reasonable opinion of Buyer's counsel, to transfer to Buyer good, valid and marketable title to the Assets.

            19.2.2 A certificate of Seller, dated as of the Closing Date of Seller confirming the truth, correctness and completeness of all of the representations and warranties of Seller contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, and confirming that all agreements, covenants and undertakings of Seller contained herein and to be performed or fulfilled prior to Closing have been so performed or fulfilled.

            19.2.3 A good standing certificate dated within three (3) business days before the Closing Date issued by the Secretary of the Commonwealth of Pennsylvania indicating that Seller is a corporation in good standing with a valid charter, accompanied by a certified copy of the Seller's Articles of Incorporation and any amendments thereto.

            19.2.4 All Permits and licenses of Seller.

            19.2.5 Satisfactory proof of removal or no encumbrances filed pursuant to the Uniform Commercial Code in all applicable jurisdictions and in all applicable courts with respect to judgments and other liens.

            19.2.6 Seller's UL Certificate for its Central Station, properly transferred to Buyer's name or receipt by Buyer of a commitment from UL to transfer such certificate to Buyer following the Closing.

            19.2.7 Original signed copies of all Customer Contracts, and original copies of all customer and supplier lists and Customer files. Each file must also contain the Programming Codes for each Customer. Programming Codes include all information necessary to perform maintenance and downloading on the Alarm Accounts, including dealer lock-out codes, installation codes, pass-key numbers, pass-words, communicator identification, programming information, and such other information as Buyer may reasonably request.

            19.2.8 All keys, codes and combinations needed to access and/or utilize all or any part of the Business.

            19.2.9 Alarm Registration Numbers for any accounts located within the City of Philadelphia or any other jurisdictions requiring same.

            19.2.10 The Certificate of Insurance referred to in Section 4.19.1 above.

            19.2.11 A copy of Seller's billing database on tape or disk, a copy of Seller's downloading database on tape or disk (including all required passcodes as set forth in Subsection 19.2.8.) and a Masterfile of each Alarm Account from Seller's Central Station on tape or disk (in ASCII comma delimited form).

            19.2.12 Unanimous Resolution of the Shareholders and Directors of Seller approving this transaction.

            19.2.13 Subleases or the Assignment of the written Leases referred to in Section 1.3.3.

            19.2.14 Telephone Transfer Agreements transferring the telephone lines of Seller referred to herein to Buyer.

            19.2.15 Transfers of Title to the vehicles being conveyed hereunder.

            19.2.16 Non-solicitation, Non-competition and/or Non-disclosure Agreements that are available and assignable from any key employees of the Seller and any sellers of Alarm Accounts sold to the Seller.

            19.2.17 The Runout Coverage Certificate of Insurance referred to in
Section 4.19.3 above.

            19.2.18 An Employment Agreement between Buyer and Shareholder executed by Shareholder.

            19.2.19 Such additional certificates, proceedings, instruments and other documents as Buyer or its counsel may reasonably request to evidence substantial compliance in all material respects by Seller with legal requirements, the truth, accuracy and completeness, as of the time of Closing, of Seller's representations and warranties herein contained and due performance or satisfaction by Seller at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by Seller.

      19.3 Delivery by Buyer to Seller at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:

            19.3.1 The amount required to be paid by Buyer to Seller pursuant to the provisions of Section 3.1.

            19.3.2 A Certificate dated as of the Closing Date of the appropriate officers of Buyer confirming the truth and correctness of all of the representations and warranties of Buyer contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, and confirming that all agreements, covenants and undertakings of Buyer contained herein and to be performed or fulfilled prior to Closing have been so performed or fulfilled.

            19.3.3 A Certificate (and certified copies of all necessary resolutions) dated as of the Closing Date of the appropriate officers of Buyer certifying that all necessary corporate action by Buyer has been taken to authorize or ratify the making of this Agreement by Buyer and to authorize the consummation of the transactions provided for herein.

            19.3.4 Such additional certificates, proceedings, instruments and other documents as Seller or its counsel may reasonably request to evidence compliance by Buyer with legal requirements, the truth, accuracy and completeness, as of the time of Closing, of


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

Buyer's representations and warranties herein contained and due performance or satisfaction by Buyer at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by Buyer.

            19.3.5 The Response Shares.

            19.3.6 An Employment Agreement between Buyer and Shareholder executed by Buyer.

20. Destruction of Assets. Damage to, or destruction or loss of any of the Included Assets prior to the Closing Date shall be repaired or replaced by Seller at its sole cost and expense and Seller shall retain insurance proceeds, if any; provided, however, that if any such damage or destruction materially adversely affects the ability or capacity of Seller to operate the Business as a whole and cannot reasonably be restored or repaired at or before the Closing Date, Seller shall give Buyer notice thereof and Buyer may, at its option, exercised by notice in writing within ten (10) days after Seller's notice, terminate this Agreement and, in such case, all agreements and obligations of the Parties hereto shall cease. In the event Buyer elects not to so terminate this Agreement, this Agreement shall continue in full force and effect.

21. Continuation and Survival of Representations and Warranties. All representations and warranties made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times. All representations and warranties contained herein shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party. All such representations and warranties shall survive the Closing for a period of one (1) year from the Closing Date; provided, however, that the representations and warranties set forth in Section 4.5 [Tax Matters] shall survive until the applicable statute of limitations has run.

22. Conditions Precedent to Buyer's Obligation to Close. The following shall be conditions precedent to the obligation of Buyer to Close hereunder, any of which may be waived by Buyer in its sole and absolute discretion:

      22.1 Accuracy of Representations. Each of the representations and warranties of Seller contained in this Agreement is now and (except as to those expressly limited to the date hereof or Closing Date) at all times after the date of this Agreement, to and including the time of Closing, shall be true, correct and complete in all material respects.

      22.2 Performance of Obligations. Each of the agreements, covenants and undertakings of Seller contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

      22.3 No Litigation. No material litigation, governmental action or other proceeding involving or potentially involving material liabilities, obligations or losses on the


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

part of Seller, which have not been reasonably reserved by Seller, shall be threatened in good faith or commenced against Seller or with respect to the consummation of the transactions provided for herein.

      22.4 Delivery of Documents. All documents required to be delivered by Seller at or prior to Closing, shall be delivered or shall be tendered at the time and place of Closing, except that the Exhibits to this Agreement shall be delivered by Seller to Buyer at least fifteen (15) business days prior to the Closing.

      22.5 No Material Change. No material adverse change in the financial condition, operations or prospects of Seller, the Business, or the Included Assets shall have occurred between the date of the latest Financial Statements and the Closing Date.

      22.6 Approval of Counsel. All actions, proceedings, instruments and documents required to be delivered to Buyer in connection with this Agreement, and all other legal matters, shall have been reasonably approved by counsel for Buyer.

      22.7 Satisfactory Review. No Notice has been properly issued or, if issued, not withdrawn, pursuant to Subsection 3.4.2.

      22.8 Closing of the Jupiter Agreement. Response, Robert L. May and Vito Verni shall have completed the Closing (in escrow) of the Jupiter Agreement.

      22.9 Delivery of Customer Contracts. All original Customer Contracts shall have been delivered to Buyer.

      22.10 Intentionally Blank.

      22.11 Delivery of Financial Statements and Tax Returns. Copies of all Audited Financial Statements, Unaudited Financial Statements and the Closing Financial Statement and all Federal income tax returns of Seller for the years ending September 30, 1994, 1995 and 1996 (with copies of all accountants' work papers which are reasonably available from Terry H. Jones, C.P.A.) shall have been delivered to Buyer.

      22.12 Delivery of Certificate of Insurance. A certificate of insurance from Seller's comprehensive general liability insurance company (E&O Carrier) confirming that (i) Seller is insured for a minimum of $10,000,000 and (ii) subrogation is waived as to the Buyer Indemnified Parties.

      22.13 Liabilities. Except for bona fide disputes, all Excluded Liabilities of Seller due or incurred on or prior to the Closing Date shall be paid in full or reserved by Seller.

      22.14 Delivery of Non-Solicitation, Non-Competition and/or Non-Disclosure Agreements of Employees. All Non-Solicitation, Non-Competition and/or Non-Solicitation Agreements signed by any Employees of the Seller (or signed by any employees of companies who sold accounts to the Buyer) that are assignable shall be delivered at the Closing.

      22.15 Approval of Accountants. All items identified in Sections 4.3. and
4.5. which are sufficient in the reasonable judgment of Buyer's accountants to enable the Buyer to complete audited financial statements to comply with SEC requirements shall be delivered to Buyer at the Closing.

      22.16 Escrow Agreement. An Escrow agreement between the Parties hereto and Seller's counsel pertaining to proceeds of sale that are to be reserved pursuant to this Agreement.

23. Conditions Precedent to Seller's Obligation to Close. The following shall be conditions precedent to the obligations of Seller to Close hereunder, any of which may be waived by Seller in his sole and absolute discretion:

      23.1 Accuracy of Representations. Each of the representations and warranties of Buyer contained in this Agreement is now and (except as to those expressly limited to the date hereof or the Closing Date) at all times after the date of this Agreement, to and including the time of Closing, shall be true, correct and complete in all respects.

      23.2 Performance of Obligations. Each of the agreements, covenants and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, shall have been fully performed and complied with at or before Closing.

      23.3 No Litigation. No material litigation, governmental action or other proceeding involving or potentially involving liabilities, obligations or losses on the part of Buyer shall be threatened in good faith or commenced against Buyer or with respect to the consummation of the transactions provided for herein.

      23.4 Delivery of Documents. All documents, including all approvals and consents required to be delivered by Buyer at or prior to Closing, shall be delivered or shall be tendered at the time and place of Closing.

      23.5 Approval of Counsel. All actions, proceedings, instruments and documents required to be delivered to Seller in connection with this Agreement, and all other legal matters, shall have been reasonably approved by counsel for Seller.

      23.6 Delivery of Certificate of Insurance. A certificate of insurance from Buyer's comprehensive general liability insurance company (E&O Carrier) confirming that (i) Buyer is insured for a minimum of $10,000,000 (Products Liability $5,000,000) (ii) Seller and Shareholder are additional insureds, and
(iii) subrogation is waived as to Seller and Shareholder.

24. Waiver; Reasonable Efforts.

      24.1 Waiver. Buyer on the one hand, and Seller on the other hand, may waive in writing any or all of the conditions precedent to their respective obligations to Close hereunder, and such waiver shall release and relieve Seller or Buyer, as the case may be, of any liability for breach of any representation, warranty or covenant herein contained that has been waived.


      24.2 Reasonable Efforts. Nothing herein contained shall be construed to relieve either Party of their respective obligations to use reasonable efforts to fulfill the conditions of Closing required herein and otherwise to consummate the transactions contemplated herein.

25. Miscellaneous.

      25.1 Notices. Any and all notices or other communications required or permitted hereunder shall be in writing and either delivered personally to the addressee, telexed or telecopied to the addressee, or mailed, certified or registered mail, return receipt requested, or express mail, postage prepaid, and shall be deemed to have been duly given on the day when so delivered personally, telexed, or telecopied, or if by certified or registered mail, four (4) days after the date of mailing, or if by express mail, two (2) days after the date of mailing, as follows:

            If to Buyer:

                  United Security Systems, Inc.
                  11-H Princess Road
                  Lawrenceville, NJ  08648
                  Attention:  John H. Colehower
                  FAX:  (609) 896-9545

                  If to Seller:

                  Robert L. May
                  23 Casey Avenue
                  Wilkes-Barre, PA 18702
                  Fax: (717) 829-8189

                  with a copy to:

                  Tannenbaum & Chanin, LLP
                  10th Floor,
                  1515 Market Street
                  Philadelphia, PA  19102
                  Attention:  Carl S. Tannenbaum, Esq.
                  FAX:  (215)  523-5339
or to such other address or addresses as any Party may designate to the others by notice in conformity with the provisions of this Section 25.1.

      25.2 Entire Agreement. This Agreement (including the Exhibits hereto) and the documents referred to herein contain the entire agreement among the Parties with respect to the purchase of the Assets and related transactions and supersede all prior and any other contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect thereto except as herein contained.

      25.3 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provisions shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be held invalid or unenforceable in whole or in part in any jurisdiction.

      25.4 Waivers, Amendments and Indulgences. This Agreement may not be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may not be waived in any way, except by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance, in either case the execution of which shall be in each Party's sole and absolute discretion. Neither the failure nor any delay on the part of any Party to exercise, in full or in part, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other or future occurrence. The rights and remedies granted hereunder or under any other document delivered hereunder or in connection herewith are cumulative and may be exercised concurrently or consecutively, and are not exclusive of any rights or remedies otherwise provided at law or in equity.

      25.5 Binding Nature of Agreement; Assignment. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective legal representatives, heirs, executors, administrators, nominees, successors and assigns. Prior to the completion of Closing, except for an assignment by Buyer to a related party, neither Party shall assign, transfer, delegate or encumber its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall be in that Party's sole and absolute discretion, and any purported assignment, transfer, delegation or encumbrance without such consent shall be void.

      25.6 Variations in Pronouns. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context indicates is appropriate.

      25.7 Exhibits. All Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      25.8 Time of the Essence. The Parties agree that time is of the essence with respect to all terms and provisions of this Agreement.

      25.9 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

      25.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any of the Parties whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories. It is agreed by all parties that facsimile (faxed) forms, agreements, signatures, and initials are acceptable and shall have the same force and effect as originals.

      25.11 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      25.12 Jurisdiction and Venue. The Parties irrevocably acknowledge and agree that any suit, action, claim or other proceeding, legal or equitable (a "Proceeding") arising out of or from, in connection with or as a result of this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the state courts for the County of Luzerne, Pennsylvania or the courts of the United States for the Middle District of Pennsylvania. Each Party irrevocably assents and submits to the jurisdiction and venue of each such court in any Proceeding, and unconditionally and irrevocably waives any objection that it may now or hereafter have to jurisdiction or venue in any such Proceeding in any of such courts. Each Party irrevocably consents to service of any complaint, summons, notice or other process relating to any such Proceeding in accordance with the provisions of Section 25.1 hereof.

      25.13 Governing Law. Regardless of the place of contracting, place of performance or otherwise, this Agreement and all amendments, modifications, authorizations or supplements hereto, and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of, the Commonwealth of Pennsylvania, without regard to the conflicts of law rules governing in the Commonwealth of Pennsylvania and without regard to any rule of construction as to which Party drafted this Agreement.

            IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed or caused a duly authorized officer to execute this Agreement as of the day and year first above written.

ATTEST:                             UNITED SECURITY SYSTEMS, INC.


_________________________           By:______________________
         , Secretary                         President

ATTEST:                             RESPONSE USA, INC.


_________________________           By:______________________
         , Secretary                         President

WITNESS:                            TRIPLE A SECURITY SYSTEMS, INC.


_________________________           By:______________________
                                          Robert L. May, President

WITNESS:                            SHAREHOLDER


_________________________           _________________________
                                          Robert L. May
                                          Individually